Exhibit 10.1

AGREEMENT AND GENERAL RELEASE

THIS AGREEMENT AND GENERAL RELEASE (“Agreement”) is entered into by and between Michele D. Martin on her own behalf and on behalf of her representatives, attorneys, heirs, executors, administrators, successors and assigns (hereinafter collectively, “Employee”), and dELiA*s, Inc., on behalf of itself, and each of its subsidiaries, affiliates, divisions, officers, directors, employees, agents, representatives, attorneys, successors and assigns (hereinafter “dELiA*s” and/or “Company”). In consideration of the covenants, conditions and obligations set forth herein the parties agree as follows:

1.	Employee’s Employment Agreement dated as of January 28, 2008 (the “Employment Agreement”) shall be terminated effective as of May 23, 2011 (“Separation Date”).

2.	Subject to the terms of this Agreement and in connection with the termination of the Employment Agreement, dELiA*s agrees to continue to pay Employee an amount equal to her current base salary through January 28, 2012. Said payments to Employee to be paid in accordance with the Company’s standard payroll cycle, less all required withholdings and/or deductions; provided, however, dELiA*s is in receipt of a fully executed original of this Agreement and the requisite revocation period set forth in Paragraph 23 has expired. In addition, the Company shall pay you, $11,538.46 (Eleven Thousand Five Hundred Thirty Eight Dollars and Forty Six Cents) representing your accrued unused vacation days as of the Separation Date.

In addition, (a) all outstanding unvested options to purchase shares of the Company’s common stock held by Employee shall vest as of the Separation Date and all vested options shall be exercisable for a period of 90 days following the Separation Date and (b) the restrictions on restricted shares of the Company’s common stock shall lapse as of the Separation Date, allowing Employee to negotiate, sell or otherwise dispose of the remaining 6,250 shares (the 4th tranche) without restriction other than compliance by Employee with applicable securities laws, rules and regulations.

3.	dELiA*s agrees not to contest any claim by Employee for unemployment benefits. Further, Employee is hereby released from any obligation under the Employment Agreement not to compete, and she may therefore seek employment with and work for any competitor of dELiA*s, except that Employee is still bound by the non-solicitation and confidentiality obligations set forth in this Agreement.

4.	Employee Benefit Plans: If applicable, Employee shall be permitted to continue to

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participate in the Medical and/or Dental Plans (“Plans” or “Plan”) that were in effect for the Employee on the day immediately preceding the Separation Date through January, 2012 at the current employee rate. Notwithstanding anything to the contrary contained herein, it is agreed and understood that in the event medical and/or dental insurance coverage becomes available as a result of obtaining other employment, then in that event, Employee shall promptly notify the Company and the medical and dental insurance coverage described herein shall cease. It is further understood and agreed that dELiA*s, in its sole discretion, may from time to time, during the period following Employee’s separation, increase or decrease the monthly contributions or change Plan provisions. If such changes are implemented, Employee’s contributions and/or coverage will change in the same manner as for other active employees participating in the Plan. The medical benefit continuation referred to in this paragraph will be provided through COBRA. Employee contributions for this coverage will remain at the same level an active employee pays under the group plan. If medical coverage is elected beyond this period, the full COBRA rates will apply. Employee will not be entitled to participate in the Company’s short term or long term disability plans or its life insurance program after the Separation Date.

5.	401 (k) Profit Sharing Plan: Employee shall not be permitted to make contributions to Employee’s 401(k) account after the Separation Date.

6.	It is agreed that the sums paid in accordance with Paragraph (2) shall be deemed to include and shall constitute full payment for any and all vacation, vacation pay, incentive compensation, severance compensation, bonuses, commissions, draws and other forms of compensation to which Employee may be entitled, and whether earned or calculated on a pro rata basis.

7.	In consideration for the Company’s agreement to the provisions and payment of amounts set forth in this Agreement:

(A)

Employee expressly releases and forever discharges the Company and its representatives, agents, predecessors, successors, parent companies, subsidiaries, affiliates, principals and insurers (and their current and former officers, directors, employees, agents, shareholders, successors and assigns), and any and all employee benefit plans (and any fiduciary of such plans) sponsored by any of them, and all other persons, firms or corporations who might be claimed to be liable by Employee, from any and all claims, actions, causes of action, losses, damages (including actual, liquidated, compensatory, punitive or other damages), demands, promises, agreements, obligations, costs, expenses and attorneys fees, known or unknown, which Employee now has or may later discover or which may hereafter exist against them, or any of them, in connection with or arising directly or

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indirectly out of or in any way related to any and all matters, transactions, events or other things occurring prior to the effective date of this Agreement, including those arising out of or in connection with Employee’s employment with dELiA*s or arising out of events, facts or circumstances which either preceded, flowed from or followed the cessation of Employee’s employment with dELiA*s, or which occurred during the course of Employee’s employment with dELiA*s or incidental thereto, and including but not limited to any arising under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination In Employment Act of 1967, as amended; the Civil Rights Act of 1991, as amended; the Employee Retirement Income Security Act of 1964, as amended; the Family and Medical Leave Act, as amended; 42 U.S.C. Sections 1981 through 1988; the New York Human Rights Law; the New York City Administrative Code; Worker Adjustment Retraining and Notification Act; the Occupational Safety and Health Act; the American’s with Disabilities Act; the Fair Credit Reporting Act; the Immigration Reform Control Act; the National Labor Relations Act; the Fair Labor Standards Act; or under any other federal, state or local civil or human rights law or any other local, state or federal law, ordinance and regulation, or under any public policy, contract (whether oral or written, express or implied), tort or common law. Notwithstanding the foregoing release and waiver of legal rights and claims, nothing in this Agreement shall affect, or be construed to affect, any of Employee’s vested or accrued rights and benefits in any retirement, pension, or welfare benefit plan of the Company.

(B)

Employee affirms that Employee has not filed, caused to be filed, and presently is not a party to any claim, complaint or action against the Company in any forum or form. Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may have been entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions and/or benefits are due to Employee. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and had been provided and/or has not been denied any leave requested under the Family Medical Leave Act and/or any other federal, state or local leave law. Employee further affirms Employee has not complained of and is not aware of any fraudulent activity or any act(s) which would form the basis of a claim of fraudulent or illegal activity against the Company. In the event Employee is subject to subpoena, court order or otherwise compelled to testify, appear or provide information regarding the Company, within (3) days of Employee’s receipt of said subpoena, court order or other notification, Employee will provide written notice, via facsimile transmission and mail to dELiA*s, 50 West 23rd Street, New York, New York 10010, Attention: Legal Department; Facsimile Number (212) 590-6310 without regard to who brought the action, suit, cause of action or claim.

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(C)	Employee understands and agrees that the claims released and discharged herein are forever waived and relinquished by this Agreement, and that this Agreement expressly contemplates the total extinguishment of any and all such claims. Employee will, to the maximum extent permitted by law, be required to pay all legal fees and costs that Company incurs to defend any claim that Employee may bring (other than a proceeding to receive unemployment insurance benefits.) Employee further understands and agrees that Employee has no right or claim to employment with dELiA*s, Inc. at any time after the effective date of this Agreement. Employee specifically acknowledges that this provision applies equally to all persons and entities described in Paragraph 7(A) above as well as to dELiA*s, itself.

8.	Employee covenants and agrees that on Employee’s last day of work Employee shall return any and all property, including all copies or duplicates thereof belonging to the Company, including but not limited to keys, security cards, equipment, documents, supplies, customer lists, and customer information, confidential documents, etc. A breach of this provision shall be considered a material breach of this Agreement.

9.	Employee agrees to cooperate with the Company by making herself available to testify on behalf of the Company or any subsidiary or affiliate of the Company, in any action, suit or proceeding whether civil, criminal, administrative or investigative, and to assist the Company or any subsidiary, or affiliate of the Company, in any action, suit or proceeding by providing information and meeting and consulting with Company representatives or counsel or any subsidiary or affiliate of the Company as requested. A breach of this provision will be considered a material breach of this Agreement.

10.	Employee represents and agrees that Employee will keep confidential the terms of this Agreement. The sole exceptions to this confidentiality provision are for communications to Employee’s immediate family, personal attorney (and attorney’s employees), accountant or financial advisor, or as required by law and then, only on the condition that Employee shall advise such person or entity that the terms of the Agreement are confidential and further disclosure is prohibited. Employee acknowledges that as a public company, Company may be required under applicable security laws to disclose this agreement. Upon such disclosure this paragraph shall not be applicable.

11.

Employee agrees that Employee will make no statements or remarks to anyone, including any of Employee’s potential employers or to the Company suppliers, vendors or customers, about dELiA*s, Inc. or any of the entities and persons described in Paragraph 7 (A) above, that are disparaging, derogatory or defamatory to them. A breach of this provision shall be

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considered a material breach of this Agreement. Likewise, dELiA*s agrees that it shall use its reasonable best efforts to cause it’s Board of Directors, CEO, CFO, COO, General Counsel and V.P, of Human Resources, to make no statements or remarks to anyone, including any of Employee’s potential employers, about Employee’s work performance, conduct, or reasons for or circumstances surrounding her separation which is in any way disparaging, derogatory or defamatory to Employee with the understanding that as a public company dELiA*s will need to publicly disclose Employee’s departure from dELiA*s.

12.	Employee agrees that in Employee’s position as Brand President, Employee has been made privy to certain confidential information, proprietary property and trade secrets of the Company and that disclosure or use by Employee of such information, property or trade secrets would damage the Company. Employee agrees that he will hold in confidence and will not, without the Company’s prior written permission, use, disclose or disseminate (or act so as to cause the use, disclosure or dissemination of) any such confidential information, property or trade secrets. The obligations set forth in this provision shall not apply to any confidential information, property or trade secrets, which have become generally known to the public, or are publicly available, through no act or limitation upon the Employee.

13.	Employee covenants and agrees that for a period ending on January 28, 2012, Employee will not directly or indirectly, hire or engage on behalf of Employee or any other person or entity or any person known to Employee to be a current employee or representative of the Company. Employee further agrees that Employee will not, directly or indirectly, during such period, intentionally suggest, assist or influence the engagement or hiring by any other person or entity of any person known to Employee to be a current employee or representative of the Company. Nor will Employee directly or indirectly intentionally encourage or induce any person or entity or any person known to Employee to be a current employee, distributor, source, supplier, customer or contractor of the Company to sever their or its relationship with the Company or intentionally do anything else which would be adverse in any material or substantial respect to the interests of the Company.

14.

Employee agrees that in the event Employee materially breaches or violates any provision of this Agreement then the Company, in addition to any other rights or remedies it may have, shall have no obligation to make any further payments otherwise due Employee pursuant to this Agreement and the Company shall be entitled to recover from Employee any sums paid or expenses incurred by the Company on behalf of the Employee pursuant to this Agreement without reinstatement of any claim or demand Employee has settled through this Agreement; provided, however, this provision does not apply to any claims brought pursuant to the Age Discrimination in Employment Act or the Older Worker’s Benefits Protection Act. If

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dELiA*s breaches any material term of this agreement, upon proof of such breach in a court of competent jurisdiction, Employee shall be entitled, in addition to all damages recoverable by law, to recover her reasonable attorney’s fees and litigation expenses incurred in pursuing the claim for breach.

15.	Nothing contained in this Agreement, or the fact the parties have signed the Agreement and exchanged the consideration provided hereunder, should be construed to be an admission of liability of wrongdoing on the part of either party. Moreover, neither this Agreement or anything herein shall be admissible in any proceedings as evidence of, or an admission by, the Company of any violation of any federal, state or local laws, or of their own policies or procedures. This Agreement shall not be admissible in any forum except to secure enforcement of its terms and conditions, or as required by law.

16.	No waiver of any breach of any term or conditions of this Agreement shall be or shall be construed to be a waiver of any other breach of this Agreement. No waiver shall be binding under this Agreement unless in writing and signed by the party waiving such breach. This Agreement shall be binding upon, and inure to the benefit of dELiA*s successors and assigns, and Employees executors and heirs.

17.	This Agreement shall be construed according to and governed by the laws of the State of New York and all disputes governing this Agreement shall be brought in a court of competent jurisdiction in the State of New York.

18.	If any of the provisions, terms, clauses or waivers or releases of claims or rights contained in this Agreement are declared illegal, unenforceable, or ineffective in a legal forum, all other provisions, terms, clauses and waivers and releases of claims and rights contained in the Agreement shall remain valid and binding upon both parties, and the court shall have the power to modify the invalid and unenforceable provisions in a manner which most closely fulfills the intent and terms of this Agreement as herein set forth.

19.	This Agreement may not be changed, altered and/or modified except by a writing signed by Employee and the Company.

20.	The parties agree that this Agreement may be executed in counterparts, each of which shall be deemed to constitute an executed original.

21.	In the event it shall be determined that there is ambiguity contained in this Agreement, said ambiguities shall not be construed against any party hereto as a result of such party’s

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preparation of this Agreement, but shall be construed in favor or against either of the parties hereto in light of all the facts, circumstances and intentions of the parties at the time this Agreement goes into effect.

22.	Employee acknowledges that Employee has been provided with, and has read a copy of the Agreement. Employee further acknowledges that Employee has had a period of twenty-one (21) days to examine the terms and conditions contained in this Agreement and has been advised to consult with an attorney before signing this Agreement and Employee has used as much of the aforesaid twenty-one (21) day period as Employee desired before entering into this Agreement. Employee further acknowledges that Employee has executed this Agreement freely and voluntarily, without fraud, duress or undue influence of any kind or nature whatsoever.

23.

Notwithstanding anything to the contrary contained in this Agreement, Employee shall have the right to revoke this Agreement for a period of seven (7) days following execution of the Agreement by both parties. It is agreed and understood that this Agreement will not become effective until the expiration of the seven (7) day period. If Employee elects to revoke this Agreement, upon revocation, this Agreement shall be deemed null and void and Employee shall not receive payment hereunder. Revocation should be made by providing notice to the Company in accordance with Paragraph 24 below, which notice must be received by dELiA*s no later than the close of business on the seventh (7th) day after the date upon which the Agreement is executed by both parties.

24.	All notices or other communications shall be deemed to be given if delivered by hand, sent via overnight delivery (for which a receipt is obtained), or mailed (certified or registered mail), with postage prepaid as follows:

To Employee: 950 Forest Ave., Rye, NY 10580 or to such other person and/or place as Employee may designate in writing to the Company.

To Company: 50 West 23rd Street, New York, New York 10010 Attn: Vice President, Human Resources, or such other persons and/places as the Company may designate in writing to Employee.

25.	This Agreement shall be binding and shall inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns.

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EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS READ AND UNDERSTANDS THIS AGREEMENT, AND THAT EMPLOYEE HAS SIGNED THIS AGREEMENT VOLUNTARILY FOR THE PURPOSES OF RECEIVING ADDITIONAL BENEFITS FROM THE COMPANY BEYOND THOSE PROVIDED BY COMPANY POLICY.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement consisting of [8] pages including this signature page.

	dELiA*s, INC.:		EMPLOYEE:

By:	/s/ Walter Killough	By:	/s/ Michele Donnan Martin
	Walter Killough		Michele Donnan Martin
CEO

	Sworn and subscribed		Sworn and subscribed
	before me on this		before me on this
	23rd day of May, 2011		20th day of May, 2011

	/s/ Marc G. Schuback		/s/ Denise Murray
	Notary Public		Notary Public
	My Commission Expires: May 2, 2014		My Commission Expires: June 28, 2012

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